Exhibit 99.1

Pier 1 Comments on S&P Global Ratings Report

FORT WORTH, Texas--(BUSINESS WIRE)--April 25, 2019--Pier 1 Imports, Inc. (NYSE:PIR) today issued the following statement in response to the recent report from S&P Global Ratings (“S&P”):

We want to clarify and confirm Pier 1’s liquidity position, as described during the Company’s earnings call on April 17, 2019. Pier 1 has developed an action plan that the Company believes will provide sufficient liquidity to implement the strategic initiatives that are part of its new fiscal 2020 plan.

The Company is not in default under any of its debt agreements, and those agreements do not contain any financial performance covenants. The term loan that S&P says Pier 1 ‘could face challenges in refinancing’ is not due for two years. As of March 2, 2019 — the end of fiscal 2019 — Pier 1 had $55 million of cash and short-term investments, $191 million outstanding under its term loan, $50 million of borrowings under its FILO tranche and an undrawn revolving credit facility.

We have acknowledged the execution issues under the prior management’s “New Day” plan and have since put in place a capable senior leadership team to develop and implement a new fiscal 2020 plan to reset and rebuild our business. Our plan takes into consideration that it will take time for a recovery of topline sales and is instead designed to drive benefits of approximately $100-$110 million from both cost reductions and gross margin improvement in the current fiscal year. This includes approximately $70-$80 million of selling, general and administrative expense savings opportunity for fiscal 2020, reflecting an expected annual run-rate of approximately $95-$105 million. After reinvesting in the business, the Company believes it will be positioned to recapture approximately $30-$40 million of net income and $45-$55 million of EBITDA in fiscal year 2020.

While Pier 1 regularly engages with all of its stakeholders, the Company is not currently contemplating nor discussing any debt exchange. We remain confident our fiscal 2020 action plan will create the runway to return Pier 1 to long-term health and sustainable financial performance.

Financial Disclosure Advisory

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. This press release includes forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to: the impact of the organizational redesign of the Company’s corporate workforce; the impact of initiatives implemented in connection with the Company’s multi-year “New Day” strategic plan, particularly with respect to changes in the initiatives supporting the New Day plan and actions intended to return the Company to profitable growth; the impact of initiatives connected with the appointment of the Company's interim chief executive officer; fiscal 2020 action plans and expense reduction initiatives; the results of the evaluation of strategic alternatives and the terms, value and timing of any transaction resulting from that process, or the failure of any such transaction to occur; the effectiveness of the Company’s marketing campaigns, merchandising and promotional strategies and customer databases; consumer spending patterns; inventory levels and values; the Company's ability to increase cash flows to support its operating activities; the effectiveness of the Company's relationships with, and operations of, its key suppliers; the Company’s ability to implement planned cost control measures and reductions in capital expenditures; risks related to U.S. import policy, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact; changes in foreign currency values relative to the U.S. dollar; the Company's ability to identify a successor chief executive officer and chief financial officer and retain its senior management team; and the Company's ability to comply with the continued listing criteria of the NYSE, and risks arising from the potential suspension of trading of the Company's common stock on that exchange. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K, its Quarterly Report on Form 10-Q for the quarterly period ended December 1, 2018 and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements, except as may be required by applicable law.

About Pier 1

Founded with a single store in 1962, Pier 1 is a leading omnichannel retailer of unique home décor and accessories. The company’s products are available through more than 970 Pier 1 stores in the U.S. and Canada and online at pier1.com. For more information or to find the nearest store, please visit pier1.com.

CONTACT:
Christine Greany
The Blueshirt Group
(858) 523-1732
christine@blueshirtgroup.com